Exhibit 5.17

JACKSON OFFICE E. POTEAT LUTKEN SHAREHOLDER P.O. Box 651, Jackson, MS 39205-0651 401 E. Capitol Street, 600 Heritage Building Jackson, MS 39201 P: 601.968.5569 F: 601.968.5519 epl@wisecarter.com

August 6, 2025

System Energy Resources, Inc.

1340 Echelon Parkway

Jackson, Mississippi 39213

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which System Energy Resources, Inc., an Arkansas corporation (the “Company”), proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of the Company’s First Mortgage Bonds (“Bonds”), such Bonds to be issued in one or more new series pursuant to the Company’s Mortgage and Deed of Trust, dated as of June 15, 1977, with The Bank of New York Mellon, as successor trustee, as it has heretofore been and may be further amended, restated and supplemented from time to time (the Mortgage and Deed of Trust, as so amended, restated and supplemented, being referred to herein as the “Mortgage”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or electronic copies, the authenticity of the originals of all documents submitted to us as copies, and the enforceability of all documents submitted to us against parties other than the Company. We have also assumed that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, and that there has been no oral or written modification of or amendment to any of the documents we have reviewed, and that there has been no waiver of any provision of any of such documents, by action or omission of the parties or otherwise.

System Energy Resources, Inc.

August 6, 2025

Subject to the above stated assumptions and to the qualifications hereinafter expressed, we are of the opinion that such Bonds will be binding obligations of the Company when:

a. the Company’s Board of Directors, a duly authorized committee thereof or a duly authorized officer of the Company, acting within authority granted by a then-current resolution of the Company’s Board of Directors, shall have approved and established the terms of such Bonds in accordance with the Mortgage;

b. such Bonds have been executed and authenticated in accordance with the Mortgage, and issued and sold by the Company in accordance with their terms and provisions and as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Bonds and in compliance with an appropriate order with regard to the issuance of such Bonds by the Federal Energy Regulatory Commission; and

c. such Bonds have been delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Bonds and the Mortgage.

This opinion is limited to the laws of the State of Mississippi. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of New York or the federal laws of the United States of America, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, subject to the assumptions therein, which is being filed as Exhibit 5.16 to the Registration Statement. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of Arkansas, we have relied upon the opinion of Friday, Eldredge & Clark, LLP, subject to the assumptions therein, which is being filed as Exhibit 5.18 to the Registration Statement. As to all matters of the laws of the State of Mississippi, Morgan, Lewis & Bockius LLP and Friday, Eldredge & Clark, LLP are authorized to rely on this opinion as if it were addressed to each of them.

We further note that the binding nature of the Company’s obligations with respect to such Bonds may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, receivership, fraudulent transfer, preference, moratorium, reorganization or other similar laws affecting enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (whether considered in a proceeding in equity or at law) and principles of public policy, including the possible unavailability of specific performance or injunctive relief, and (ii) concepts of materiality, reasonableness, good faith and fair dealing and by the discretion of the court before which any proceeding therefor may be brought.

System Energy Resources, Inc.

August 6, 2025

We hereby consent to the filing of this opinion as Exhibit 5.17 to the Registration Statement. We also consent to the reference to us in the Company’s prospectus relating to Bonds included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
WISE CARTER CHILD & CARAWAY,
Professional Association

By:	/s/ E. Poteat Lutken, Jr.